UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 8, 2008

THE CENTER FOR WOUND HEALING, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-105778	87-0618831
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

155 White Plains Road Tarrytown, NY	10591
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 372-3150

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)

On March 31, 2008, The Center for Wound Healing, Inc. (the “Company”) consummated a deal in which Bison Capital Equity Partners II-A, L.P. and Bison Capital Equity Partners II-B, L.P. (collectively, “Bison”) invested $17.5 million in a combination of debt and equity issued by the Company. In connection with this transaction, Bison had the right to designate two directors to the Company’s board. Bison designated Douglas Trussler and Louis Bissette to serve as directors of the Company. On May 8, 2008, the board elected Messrs. Trussler and Bissette to serve as directors.

Messrs. Trussler and Bissette will not receive compensation for their service as directors, consistent with the treatment of the Company’s other non-employee directors. Other than the transaction with Bison described above, neither Messrs. Trussler nor Bissette, nor any member of their immediate families, is a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K.

On May 8, 2008, the board also elected Andrew G. Barnett, the Chief Executive Officer and Chief Financial Officer, to serve as a director in accordance with his Employment Agreement. Because of his status as an employee of the Company, Mr. Barnett will not receive additional compensation for his service as a director of the Company.  Neither Mr. Barnett, nor any member of his immediate family, is a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K.

Messrs. Trussler, Bissette and Barnett will stand for election at the next annual meeting of shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

The Center for Wound Healing, Inc.

Dated: August 4, 2008	By:	/s/ Andrew G. Barnett
	Name:	Andrew G. Barnett
	Title:	Chief Executive and Chief Financial Officer